Exhibit 99.1

           TAL International Group, Inc. Announces Dividend


    PURCHASE, N.Y.--(BUSINESS WIRE)--Dec. 19, 2006--TAL International Group, Inc. (NYSE: TAL), one of the world's largest lessors of intermodal freight containers and chassis, today announced a $0.30 per share quarterly cash dividend.

    At its regularly scheduled December meeting, TAL's Board of Directors has approved and declared a $0.30 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 9, 2007 to shareholders of record at the close of business on February 23, 2007. Based on information available today, we believe the dividend will qualify as a return of capital rather than a taxable dividend for our shareholders. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

    Brian Sondey, President and CEO, commented, "We are pleased to increase the size of the quarterly shareholder dividend. This increase reflects our previously announced intention to regularly evaluate the size of the dividend relative to our liquidity cushion to ensure that we are returning an appropriate level of the cash generated by the company to our investors."

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers and chassis with 20 offices in 12 countries and approximately 190 third party container depot facilities in 41 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 646,000 containers and related equipment representing approximately 1,044,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

    CONTACT: TAL International Group, Inc.
             Jeffrey M. Casucci, 914-697-2900
             jeffrey.casucci@talinternational.com